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                                                                     Exhibit 3.1





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Prescribed by                            Charter No.: __________________________
BOB TAFT, Secretary of State             Approved: _____________________________
30 East Broad Street, 14th Floor         Date: _________________________________
Columbus, Ohio  43266-0418               Fee:    $35.00


                            CERTIFICATE OF AMENDMENT
               BY SHAREHOLDERS TO THE ARTICLES OF INCORPORATION OF


                                  PH GROUP INC.
--------------------------------------------------------------------------------
                              (Name of Corporation)

Charles T. Sherman, who is:

/  / Chairman of the Board  /X/ President /  / Vice President (Please check one)

and Kenneth J. Warren, who is:
                     /X/ Secretary   /  / Assistant Secretary (Please check One)

of the above named Ohio corporation organized for profit does hereby certify that: (Please check the appropriate box and complete the appropriate statements.)

/X/ a meeting of the shareholders was duly called for the purpose of adopting this amendment and held on April 30, 1998 at which meeting a quorum of the shareholders 1998 was present in person or by proxy, and by the affirmative vote of the holds of shares entitling them to exercise __________% of the voting power of the corporation.

/ / in a writing signed by all of the shareholders who would be entitled to notice of a meeting held for that purpose, the following resolution to amend the articles was adopted:

         RESOLVED, that Article IV of the Company's Amended Articles of Incorporation be, and it hereby is, amended in its entirety to read as presented to the shareholders at this meeting and set forth in Exhibit A to the proxy statement delivered to the shareholders in connection with this meeting.

         IN WITNESS WHEREOF, the above named officers, acting for and on the behalf of the corporation, have hereto subscribed their names this 30th day of April, 1998.



By   /s/ Charles T. Sherman                   By   /s/ Kenneth J. Warren
     ----------------------------                  ---------------------------
    (President)                                    (Secretary)


NOTE: OHIO LAW DOES NOT PERMIT ONE OFFICER TO SIGN IN TWO CAPACITIES, TWO SEPARATE SIGNATURES ARE REQUIRED, EVEN IF THIS NECESSITATES THE ELECTION OF A SECOND OFFICER BEFORE THE FILING CAN BE MADE.



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                                                                       Exhibit A


                                   ARTICLE IV

                                AUTHORIZED SHARES

         Section 1. Number and Class of Shares. The number of shares which the Corporation is authorized to have issued and outstanding is 12,500,000 shares. The classes and the aggregate number of shares of each class are as follows:

          (a)     10,000,000 Common Shares, without par value; and

          (b)     2,500,000 Preferred Shares, without par value.

No holder of Common Shares or of Preferred Shares shall have as such, as a matter of right, the preemptive right to subscribe for or purchase any part of any new or additional issue of shares of any class whatsoever, or of securities or other obligations convertible into or exchangeable for any shares of any class whatsoever or which by warrants or otherwise entitle the holders thereof to subscribe for or purchase any shares of any class whatsoever, whether now or hereafter authorized and whether issued for cash or other consideration.

         Section 2.  Preferred Shares.

          2.1. Issuance in Series. Any unissued or treasury Preferred Shares may be issued from time to time in one or more series for such consideration as may be fixed from time to time by the Board of Directors. The Board of Directors is hereby expressly authorized to adopt amendments to the Articles of Incorporation in respect of any unissued or treasury Preferred Shares to, among other things, fix or change (a) the division of Preferred Shares into one or more series, (b) the designation and authorized number of shares of each series, and (c) the express terms of each series of Preferred Shares. The express terms of shares of different series of Preferred Shares shall be identical except that there may be variations in respect of:

                  2.1.1.   the dividend or distribution rate;

                  2.1.2. the dates of payments of dividends or distributions and the dates from which they are cumulative;

                  2.1.3.   redemption rights and price;

                  2.1.4.   liquidation price;

                  2.1.5.   sinking fund requirements;

                  2.1.6.   conversion rights; and


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                  2.1.7.   restrictions on the issuance of shares of the same
series or of any other class or series.

         2.2. Voting Rights. As to every matter requiring the approval of the shareholders of the Corporation, every holder of Preferred Shares shall be entitled to one vote for each Preferred Share standing in his name on the books of the Corporation, with the same and identical voting rights, except as otherwise provided herein, as a holder of Common Shares. The Preferred Shares and Common Shares shall vote together as a single class, except as otherwise required by law or the Articles of Incorporation.

         2.3. Priority of Preferred Shares in Event of Dissolution. In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntarily or involuntarily, the holders of each series of Preferred Shares shall be entitled, after payment or provision for payment of the debts and other liabilities of the Corporation, to receive, out of the net assets of the Corporation, the amount fixed and determined by the Board of Directors in any amendment to the Articles of Incorporation providing for the issuance of a particular series of Preferred Shares, before any distribution shall be made to the holders of Common Shares. Neither the merger or consolidation of the Corporations, nor the sale, lease or conveyance of all or part of its assets, shall be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this Section 2.3.

         2.4. Priority of Preferred Shares to Dividends or Other Distributions As and when dividends or other distributions payable in cash, property or capital stock of the Corporation may be declared by the Board of Directors, holders of Preferred Shares shall be paid a dividend or distribution in an amount to be determined by the Board of Directors in any amendment to the Articles of Incorporation before payment of any such dividend or distribution is made to holders of Common Shares.



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